Exhibit 3.1

SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby amend and restate for a second time the certificate of incorporation of the corporation, which was originally filed on October 16, 1989, under the name SBQ, Inc. and first amended and restated on August 3, 1999. The corporation does hereby certify that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

Article I

NAME

Section 1.01. Name. The name of the corporation is Blockbuster Inc.

Article II

REGISTERED OFFICE AND AGENT

Section 2.01. Address. The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

PURPOSE

Section 3.01. Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as the same exist or may hereafter be amended.

Article IV

DESCRIPTION AND AUTHORIZATION OF STOCK

Section 4.01. Authorized Shares. (a) The total number of shares of stock that the corporation shall have authority to issue is 1,000,000,000 of which:

(i) 400,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

(ii) 500,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”); and

(iii) 100,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b) For purposes of this Second Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the shares of the then outstanding capital stock entitled to vote generally on the election of directors or other matters submitted to a vote of the stockholders of the corporation and shall exclude any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

Section 4.02. Powers, Preferences and Rights of the Class A Common Stock and the Class B Common Stock. Except as otherwise required by law or as set forth below in this Article IV, the powers, preferences and rights and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(a) Votes, Rights and Powers. At every meeting of the stockholders of the corporation, each holder of Common Stock shall be entitled to cast, in person or by proxy, for each share of Common Stock standing in such holder’s name on the transfer books of the corporation, in connection with the election of directors and all other matters submitted to a vote of stockholders of the corporation, the number of votes as set forth in or as established pursuant to and in accordance with this Section 4.02. Every holder of Class A Common Stock shall be entitled to cast one vote per share. Every holder of Class B Common Stock shall be entitled, prior to the Determination Date (as defined below), to cast five votes per share. Every holder of Class B Common Stock shall be entitled, on and following the Determination Date, to cast the number of votes per share of Class B Common Stock as set forth in the first resolution adopted by the board of directors following the Determination Date and subsequently publicly disclosed by the corporation, as the board of directors shall determine (in good faith and taking into account all relevant factors) to be the lowest number (rounded up to the nearest .5 votes per share), but in no event less than two votes per share, as would permit Viacom Inc. (“Viacom”) to distribute in the External Distribution (as defined below) an amount of stock in the corporation constituting “control” within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”), treating for this purpose any stock described in section 355(a)(3)(B) of the Code as other property and not stock (“Control”).

(b) For purposes of this Second Amended and Restated Certificate of Incorporation, the term “External Distribution” shall mean the distribution by Viacom of Class A Common Stock and Class B Common Stock of the corporation to the shareholders of Viacom (i) in exchange for outstanding shares of capital stock of Viacom, and/or (ii) in any other distribution in respect of Viacom capital stock, as contemplated by the Amended and Restated Initial Public Offering and Split-off Agreement dated as of June 18, 2004 among the corporation, Viacom and Viacom International Inc., as may be amended from time to time (the “Amended IPO Agreement”). For purposes of this Second Amended and Restated Certificate of Incorporation, the term “Determination Date” shall mean: (i) if Viacom has consummated an exchange offer contemplated by the Amended IPO Agreement, five business days following whichever of the following applies, (A) the settlement of the shares exchanged in the exchange offer if such offer is fully subscribed, or (B) receipt by the corporation of (1) a notice contemplated by the second sentence of Section 2.07(a)(10) of the Amended IPO Agreement, or (2) a notice contemplated by the last sentence of Section 2.07(a)(14) of the Amended IPO Agreement (in either case, a “Notice”) advising the corporation that Viacom does not intend to complete a distribution of shares of Class A Common Stock or Class B Common Stock held by Viacom to Viacom stockholders in a spin-off contemplated by the Amended IPO Agreement (a “Spin-Off Distribution”), or (C) if a Notice is not delivered, the distribution date of any Spin-Off Distribution; or (ii) if Viacom has not consummated an exchange offer contemplated by the Amended IPO Agreement but conducts a Spin-Off Distribution as contemplated by the Amended IPO Agreement, five business days following the payment date of the Spin-Off Distribution. In making its determination as contemplated hereby, the board of directors shall utilize the calculations set forth in Section 2.07(a)(11)(a) and (b) of the Amended IPO Agreement.

(c) Except as may be otherwise required by law or by this Second Amended and Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, and their votes shall be counted and totaled together, subject to any voting rights that may be granted to holders of Preferred Stock, on all matters submitted to a vote of the stockholders of the corporation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would adversely affect the Class B Common Stock and would not adversely affect the rights of the Class A Common Stock; provided that, for the foregoing purposes, any provision for the voluntary or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one for one basis shall be deemed not to adversely affect the rights of the Class A Common Stock. In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class A Common Stock shall be entitled to receive not less than the per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in such merger or consolidation.

(i) Every reference in this Second Amended and Restated Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock, Common Stock, Class A Common Stock or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock, Common Stock, Class A Common Stock or Class B Common Stock are entitled.

(ii) No stockholder shall be entitled to exercise any right of cumulative voting.

(d) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Second Amended and Restated Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the corporation) or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(e) Distribution of Assets Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata on a per share basis to the holders of Class A Common Stock and Class B Common Stock. For the purposes of this paragraph (e), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the corporation or a consolidation or merger of the corporation with one or more other corporations (whether or not the corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Section 4.03. Powers and Rights of the Preferred Stock. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series and for such consideration as may be fixed from time to time by resolution of the board of directors and each share of a designated series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth a resolution by the board of directors which sets the voting powers, if any, and the designations, preferences and relative, participating, optional, dividend or other special rights, and such qualifications, limitations, restrictions, conditions or other characteristics to be attached to the Preferred Stock of such series and such other matters as may be required. The board of directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article IV applicable to all series of Preferred Stock), including, but not limited to, the following:

(i) the distinctive designation of such series;

(ii) the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the board of directors;

(iii) the rate or rates of dividends payable, whether in cash, securities of the corporation or other property, on shares of such series, if any, the conditions upon which such dividends shall be payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, and the date or dates from which dividends shall be cumulative in the event the board of directors determines that dividends shall be cumulative;

(iv) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, the form of payment, and whether redemption is at the option of the corporation, the holder of the shares, the happening of a specified event or otherwise;

(v) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(vi) whether such series shall have conversion or exchange privileges or obligations and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the board of directors shall determine;

(vii) whether such series shall have restrictions on the issuance of shares of the same class or series or any other series, if any;

(viii) whether such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(ix) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof; and

(x) any other preferences and relative, participating optional or other special rights, if any, and the qualifications, limitations or restrictions of such series, if any.

Section 4.04. No Preemptive Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, no holder of shares of this corporation of any class or series shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class or series now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

Section 4.05. No Stockholder Action by Written Consent. Except as otherwise provided pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation as it may be amended (including any designation of preferred stock fixing the powers, privileges or rights of any class or series of stock other than the Common Stock in respect of action by written consent of the holders of such class or series of stock), no action required to be taken or that may be taken at any meeting of stockholders of the corporation may be taken without a meeting and the power of stockholders of the corporation to consent in writing, without a meeting, to the taking of any action is specifically denied.

Article V

AMENDMENT OF BYLAWS

Section 5.01. Amendment of Bylaws by Directors. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation, and in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

Section 5.02. Amendment of Bylaws by the Stockholders. The bylaws may be altered, amended or repealed, in whole or in part, and new bylaws may be adopted by the affirmative vote of stockholders with at least a majority of the combined voting power of Voting Stock; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any bylaw inconsistent with, the provisions contained in the sections entitled “Special Meetings” (Section 2.03), “Advance Notice of Stockholder Proposals” (Section 2.10), “Number of Directors” (Section 3.02), “Election of Directors” (Section 3.03), “Vacancies,” (Section 3.05), “Removal of Directors,” (Section 3.06) and “Amendments” (Article VIII) of the bylaws of the corporation by the stockholders shall require the affirmative vote of not less than 75% of the combined voting power of Voting Stock; and provided further, however, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new bylaw or bylaws must be contained in the notice of meeting. In the event that any term or provision of the bylaws is inconsistent, or conflicts, with the terms or provisions of this Second Amended and Restated Certificate of Incorporation, this Second Amended and Restated Certificate of Incorporation shall control.

Article VI

BOARD OF DIRECTORS

Section 6.01. Classified Board. (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors initially consisting of six directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) The board of directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes, Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each director shall serve for a term ending as provided herein; provided, however, that the directors first elected to Class I shall serve for an initial term that expires in 2000, the directors first elected to Class II shall serve for an initial term that expires in 2001, and the directors first elected to Class III shall serve for an initial term that expires in 2002.

(c) At each succeeding annual meeting of stockholders beginning in 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. Any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(d) Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Section 6.02. Removal. Subject to the right of the holders of any series of Preferred Stock then outstanding, a director may only be removed for cause, such removal to be by the affirmative vote of a majority of the combined voting power of the Voting Stock. To the extent permitted by the laws of Delaware, “cause” shall be determined by the board of directors. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the board of directors providing for the establishment of any such series, any such director of the corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

Section 6.03. Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall provide otherwise.

Section 6.04. Elimination of Certain Personal Liability of Directors. To the fullest extent permitted by the laws of Delaware, as the same may exist or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director.

Section 6.05. General Powers. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the laws of Delaware, this Second Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such bylaws had not been adopted.

Article VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7.01. Indemnification of Directors and Officers. The corporation shall indemnify and hold harmless (and shall advance expenses (including attorneys’ fees)), to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws of the corporation (as the same may provide from time to time), the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the bylaws of the corporation, in any written agreement with the corporation, or in the specific case by the board of directors of the corporation. Nothing contained in this Section 7.01 shall affect any rights to indemnification or advancement of expenses to which present or former directors, officers, employees or agents of the corporation may otherwise be entitled under the bylaws of the corporation, any written agreement with the corporation or otherwise (including, but not limited to, prior versions of this Article VII). The corporation may, by action of its board of directors, provide or permit indemnification to such of its other employees and agents to such effect as the board of directors shall determine to be appropriate and authorized by the laws of Delaware as they may exist from time to time. In furtherance and not in limitation of the rights set forth in this Article VII, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article VII shall extend to proceedings involving the negligence of a Covered Person.

Article VIII

AMENDMENTS

Section 8.01. General. Neither the alteration, amendment, change or repeal of any provision of this Article VIII nor the adoption of any provision inconsistent with any provision of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 8.02. Amendment of Certain Articles. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article VIII and in Section 4.05 of Article IV and Section 5.02 of Article V and Sections 6.01 and 6.02 of Article VI may not be amended, altered, changed, or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of not less than 75% of the combined voting power of the Voting Stock; provided that with respect to any proposed amendment, alteration or change to this Second Amended and Restated Certificate of Incorporation, or repeal of any provision of this Second Amended and Restated Certificate of Incorporation, that would amend, alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, respectively, the affirmative vote of not less than a majority of the outstanding shares affected by the proposed amendment, voting as a separate class, shall be required in addition to the vote otherwise required pursuant to this Article VIII.

Section 8.03. Amendments Generally. Subject to the provisions of Section 8.02 of this Article VIII, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, having been duly adopted by the written consent of more than 75% of the combined voting power of the Voting Stock, and in accordance with the provisions of Sections 242 and 245 of the DGCL, has been executed this 4th day of October 2004.

BLOCKBUSTER INC.

By:	/s/ Marilyn R. Post
Name:	Marilyn R. Post
Title:	Vice President and Secretary